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                                                                    Exhibit 99.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 29, 2002


We have received a written representation from Arthur Andersen LLP that their audit of JMAR Technologies, Inc.'s consolidated financial statements included in the 2001 Form 10-K was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation to conduct the relevant portions of the audit.

Very truly yours,


JMAR Technologies, Inc.

/s/ Dennis E. Valentine
------------------------
Dennis E. Valentine
Chief Financial Officer